As filed with the Securities and Exchange Commission on September 27, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAPIENS INTERNATIONAL CORPORATION N.V.

(Exact name of registrant as specified in its charter)

Curaçao	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Landhuis Joonchi

Kaya Richard J. Beaujon z/n

P.O. Box 837

Curaçao

+ 5999-736-6277

(Address of Principal Executive Offices)(Zip Code)

SAPIENS INTERNATIONAL CORPORATION N.V.
2011 SHARE INCENTIVE PLAN

(Full Title of the Plans)

Sapiens Americas Corporation

4000 CentreGreen Way, Suite 150

Cary, NC 27513

(Name and address of agent for service)

Tel: (919) 405-1500

(Telephone number, including area code, of agent for service)

Copies to:

Mike Rimon, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva Leshem Tal, Law Offices 16 Abba Hillel Rd. Ramat Gan 52506, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3687

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value €0.01per share	4,000,000	(3)	$13.17	(4)	$52,680,000	$5,304.88

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Common Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Sapiens International Corporation N.V. 2011 Share Incentive Plan (the “2011 Plan”).

(2)	Pursuant to Rule 429 of the Securities Act, the prospectus delivered to participants under the 2011 Plan also related to an aggregate of 4,000,000 Common Shares previously registered on Form S-8 Registration Number 333-177834 under the 2011Plan.

(3)	Represents an increase to the number of shares available for issuance under the 2011 Plan. See “Explanatory Note.”

(4)	Calculated in accordance with Rule 457(h)(1) and 457(c) promulgated under the Securities Act, based on the average of the high and low prices ($13.33 and $13.00) of the Registrant’s Common Shares on the NASDAQ Capital Market on September 21, 2016.

EXPLANATORY NOTE

On February 16, 2016, the board of directors (the “Board”) of Sapiens International Corporation N.V. (the “Company,” the “Registrant” or “Sapiens”) approved an amendment (the “Amendment”) to the Sapiens International Corporation N.V. 2011 Share Incentive Plan (the “2011 Plan”) to increase the aggregate number of common shares authorized for issuance under the 2011 Plan by 4,000,000 common shares par value €0.01per share (the “Common Shares”). This Registration Statement is being filed to register such additional 4,000,000 Common Shares of the Company issuable pursuant to the 2011 Plan. Pursuant to Instruction E of Form S-8, the contents of the Company’s Registration Statement on Form S-8 (File No. 333-177834) filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2011 are incorporated herein by reference, and the information required by Part II is omitted, except as supplemented by the information set forth below. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference the following documents (or portions thereof) that we have filed with or furnished to the Commission:

(a)	Our Annual Report on Form 20-F for the year ended December 31, 2015 filed with the Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 29, 2016;

(b)	the GAAP financial information contained in Exhibit 99.1 of the Company’s Current Reports on Form 6-K submitted to the Commission on May 10, 2016 and August 4, 2016;

(c)	our Current Reports on Form 6-K submitted to the Commission on April 13, 2016 and May 16, 2016; and

(d)	the description of our Common Shares under “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, filed with the Commission on May 7, 1992, as amended by Amendment No. 1 thereto, filed with the Commission on May 26, 1992, as the same may be amended further from time to time.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission that are identified in such forms as being incorporated into this Registration Statement, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Holon, Israel, on this 27th day of September, 2016.

Sapiens International Corporation N.V.

By:	/s/ Roni Al Dor
Name:	Roni Al Dor
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Roni Al Dor and Roni Giladi, severally, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done provided two of the above-listed attorneys-in-fact act together on behalf of such person, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtues hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on September 27, 2016.

Signature	Title

/s/ Guy Bernstein
Guy Bernstein	Chairman of the Board

/s/ Roni Al Dor	Director and Chief Executive Officer
Roni Al Dor	(Principal executive officer)

/s/ Roni Giladi	Chief Financial Officer
Roni Giladi	(Principal financial and accounting officer)

/s/ Naamit Salomon
Naamit Salomon	Director

/s/ Yacov Elinav
Yacov Elinav	Director

/s/ Uzi Netanel
Uzi Netanel	Director

/s/ Eyal Ben Chlouche
Eyal Ben Chlouche	Director

United International Trust N.V.	Director

By: /s/ G.E. Elias
Name: G..Elias Title: Managing
Director – Chairman

Sapiens Americas Corporation	Authorized Representative in the United States

By: /s/ Gina Rubendall
Name: Gina Rubendall
Title: Director of Administration and Finance

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Articles of Association of the Registrant, as amended (1)

4.2	Specimen Common Share Certificate (2)

5.1	Opinion of Spigt Dutch Caribbean N.V. regarding the validity of the common shares being registered.*

23.1	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global*

23.2	Consent of Spigt Dutch Caribbean N.V. (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page of this Registration Statement)*

99.1	Sapiens International Corporation N.V. 2011 Share Incentive Plan (3)

(1)	Incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 20-F, filed with the Commission on August 26, 2014.

(2)	Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form F-3 filed with the Commission on March 11, 2013 (2).

(3)	Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on November 9, 2011.

*	Filed herewith